Exhibit 99(a)(5)(C)

News Release	Contact:

For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com
TLCVision Releases Details
Of Previously Announced Tender Offer
     ST. LOUIS, MO, — May 14, 2007 — TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that a circular containing full details of its previously announced repurchase of up to 20 million common shares will be mailed to shareholders on or about May 15, 2007. The repurchase is being conducted pursuant to a modified “Dutch auction” tender procedure which allows shareholders to select the price, within the specified range, at which each shareholder is willing to sell all or a portion of his or her shares. Upon expiration of the offer, the Company will select the lowest purchase price that will allow it to buy 20 million of its outstanding shares. Shares tendered at or below such purchase price will be purchased at the purchase price, subject to proration to the extent that more than 20 million shares have been tendered at or below the purchase price. The circular will contain a description of the procedures for tendering common shares. The offer, which is subject to regulatory approval, will expire at 5:00 p.m. Eastern Time on June 20, 2007, unless extended by the Company.
     The Company also announced that it has entered into a binding commitment letter with CIT Healthcare to provide a senior secured term loan facility in the principal amount of up to US$100 million and a revolving loan facility in the principal amount of up to US$25 million (the “Facilities”). The proceeds of the Facilities, along with cash-on-hand will be used to finance the share repurchase and associated expenses. The revolving facility will mature on the fifth anniversary of the closing of the Facilities. CIT Capital Securities LLC will act as sole lead arranger for the Facilities, subject to certain conditions in which CIT Capital Securities LLC and Cowen and Company, LLC may act as joint-lead arrangers.
     CIBC Mellon Trust Company will serve as the depositary in connection with the tender offer and Cowen and Company, LLC will serve as the dealer manager.
     This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s common shares. The solicitation and offer to buy the Company’s common shares will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at www.sec.gov without charge when these documents become available. Such information will also be available on the Canadian Securities Regulators’ SEDAR website at www.sedar.com. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the Securities and Exchange Commission and Canadian Securities Regulators, without charge, from the Company or at the Investor Relations section of the Company’s website: www.tlcv.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer.
About TLCVision
     TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.
Forward Looking Statements
     This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.

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